EXHIBIT 99.1
NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@primeasset.com

American Realty Investors, Inc. Reports First Quarter 2006 Results

DALLAS (May 16, 2006) -- American Realty Investors, Inc. (NYSE: ARL), a Dallas-based real estate investment company, announced today that the Company reported a net loss applicable to common shares of $8.7 million, or $0.86 per share, for the three months ended March 31, 2006 compared to net income applicable to common shares of $20.0 million, or $1.56 per share for the three months ended March 31, 2005. Although rental revenues and operating income both increased compared to the same period in 2005, the Company’s results swung to a loss due mainly to higher interest expense resulting from 2005 land acquisitions and lower gains on land and rental-property sales driven by fewer transactions.

Rental income increased to $45.9 million from $37.8 million in 2005, due principally to the completion of apartment construction projects and the 2005 acquisition of commercial properties.

Gains on land sales decreased to $2.7 million for the three months ended March 31, 2006, from $24.2 million in 2005. In 2006 the Company sold 12.0 acres of land in two separate transactions at an average sales price of $375,000 per acre. For the same period in 2005 the Company sold 300 acres of land in 11 separate transactions at an average sales price of $174,000 per acre.

Expenses for the three months ended March 31, 2006, compared to the same period in 2005, included:

•
Property operating expenses of $29.7 million, compared to $26.5 million in 2005. The increase is due primarily to the completion of apartment construction projects along with the 2005 acquisition of commercial properties.

•	Depreciation and amortization of $6.7 million, compared to $5.6 million in 2005. The increase is related to the purchase of commercial properties in 2005.

•
Mortgage and loan interest of $18.7 million, compared to $15.2 million in 2005. The increase is primarily due to new debt from the completion of apartment construction projects and financing related to land acquisitions and the purchase of commercial properties in 2005.

Results of discontinued operations swung to a loss of $898,000 for the three months ended March 31, 2006, compared to income of $10.4 million in 2005. For the first quarter in 2006, the Company sold no rental properties. For the same period in 2005, the Company sold three rental properties in three separate transactions for a combined gross sales price of $21,732,000.

About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. For more information, go to ARI’s web site at www.amrealtytrust.com

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
For the Period Ending
(dollars in thousands)
	March 31, 2006	December 31, 2005
	(unaudited)
Assets
Real estate held for investment	$1,091,293	$1,025,661
Less—accumulated depreciation	(159,593)	(153,597)
	931,700	872,064

Real estate held for sale, net of depreciation	169,123	172,303
Real estate subject to sales contract	68,326	68,738

Notes and interest receivable
Performing ($44,805 in 2006 and $44,500 in 2005 from affiliates)	61,347	70,894
Non-performing	11,546	11,546
	72,893	82,440
Less—allowance for estimated losses	(1,003)	(1,000)
	71,890	81,440

Restaurant equipment	13,981	13,911
Less—accumulated depreciation	(7,832)	(7,528)
	6,149	6,383

Marketable securities, at market value	7,936	7,446
Cash and cash equivalents	8,731	13,904
Investments in equity investees	13,660	13,521
Goodwill, net of accumulated amortization ($1,763 in 2006 and 2005)	11,858	11,858
Other intangibles, net of accumulated amortization ($616 in 2006 and $926 in 2005)	1,435	1,449
Other assets ($32,535 in 2006 and $30,441 in 2005 from affiliate)	104,898	96,689
	$1,395,706	$1,345,795
Liabilities and Stockholders’ Equity
Liabilities
Notes payable ($44,845 in 2006 and $45,530 in 2005 to affiliates)	$853,040	$810,118
Interest payable ($1,046 in 2006 and $682 in 2005 to affiliates	8,750	7,826
Liabilities related to assets held for sale	153,124	144,555
Liabilities subject to sales contract	58,781	59,323
Stock-secured notes payable	22,549	22,549
Accounts payable and other liabilities ($238 in 2006 and $4,667 in 2005 to affiliates)	88,675	93,842
	1,184,919	1,138,213
Commitments and contingencies

Minority interest	70,782	59,185

Stockholders’ equity
Preferred Stock, $2.00 par value, authorized 50,000,000 shares, issued and outstanding
Series A Cumulative Convertible Preferred Stock, 3,390,913 shares in 2006 and 2005 (liquidation preference $33,909), including 900,000 shares in 2006 and 2005 held by subsidiaries	4,982	4,982
Common Stock, $.01 par value, authorized 100,000,000 shares; issued 11,592,272 shares
in 2006 and 2005	114	114
Treasury stock, at cost, 1,443,272 shares in 2006 and 2005	(15,146)	(15,146)
Paid-in capital	93,389	93,389
Retained earnings	56,116	64,805
Accumulated other comprehensive income (loss)	550	253
	140,005	148,397
	$1,395,706	$1,345,795

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months
(dollars in thousands)

	March 31, 2006	December 31, 2005

Property revenue:
Rental and other property revenues ($259 in 2006 and $182 in 2005 from affiliates)	$45,867	$37,758
Restaurant sales	9,349	8,620
Total operating revenues	55,216	46,378

Expenses:
Property operating expenses ($1,923 in 2006 and $1,644 in 2005 to affiliates)	29,670	26,464
Restaurant cost of sales	6,915	6,754
Depreciation and amortization	6,726	5,572
General and administrative ($567 in 2006 and $899 in 2005 to affiliates)	3,892	2,736
Advisory fee to affiliate	3,081	2,906
Total operating expenses	50,284	44,432

Operating income (loss)	4,932	1,946

Other income (expense):
Interest income from notes receivable ($657 in 2006 and $859 in 2005 from affiliates)	1,146	1,590
Gain on foreign currency transaction	2	—
Other income ($953 in 2006 from affiliate)	1,702	106
Mortgage and loan interest ($669 in 2006 and $501 in 2005 to affiliates)	(18,704)	(15,174)
Net income fee to affiliate	-	(1,477)
Total other income (expense)	(15,854)	(14,955)

Loss before gain on land sales, minority interest, and equity in earnings of investees	(10,922)	(13,009)

Gain on land sales	2,740	24,178
Minority interest	830	(921)
Equity in income (loss) of investees	175	60

Income (loss) from continuing operations	(7,177)	10,308

Income from discontinued operations	(898)	10,370

Net income (loss)	(8,075)	20,678
Preferred dividend requirement	(614)	(650)
Net income (loss) applicable to Common shares	$(8,689)	$20,028

Basic earnings per share:
Income (loss) from continuing operations	$(0.77)	$0.96
Income from discontinued operations	(0.09)	1.03
Net income (loss) applicable to Common shares	$(0.86)	$1.98

Diluted earnings per share:
Income (loss) from continuing operations	$(0.77)	$0.75
Income from discontinued operations	(0.09)	0.81
Net income (loss) applicable to Common shares	$(0.86)	$1.56

Weighted average Common shares used in computing earnings per share:
Basic	10,149,000	10,149,000
Diluted	13,106,924	12,907,309

Series A Cumulative Convertible Preferred Stock (2,491,000 shares of Preferred Stock convertible into common stock estimated to be 2,957,000 common shares) and options to purchase 70,750 shares of ARI’s common stock were excluded from the computation of diluted earnings per share for the three months ended March 31, 2006, because the effect of their inclusion would be antidilutive.